EXHIBIT 99.1

NEWS RELEASE

PYRAMID BREWERIES APPOINTS INDEPENDENT ACCOUNTANTS

SEATTLE, Washington — May 30, 2002 — Pyramid Breweries Inc. (NASDAQ: PMID) today announced that its Board of Directors has appointed KPMG LLP as the company’s independent accountants for 2002. The decision was made following thorough consideration by Pyramid Breweries Inc.’s management and the audit committee of the board of directors. Prior to the selection of KPMG, Arthur Andersen had served as the company’s independent accountants. PMID said the decision to change auditors was not the result of any disagreement between the company and Arthur Andersen. “Pyramid greatly values the professional services provided by Arthur Andersen over the past eight years,” said Eric Peterson, PMID’s Chief Financial Officer. “At the same time, we look forward to working with KPMG in the firm’s new role as our independent accountants,” said Peterson.

Pyramid Breweries Inc. is one of the leading brewers of specialty, full-flavored beers and sodas, producing a variety of ales and lagers under the Pyramid and Thomas Kemper brand names. The company also brews six styles of old-fashioned sodas under the Thomas Kemper Soda Company label. Pyramid operates two local breweries and three restaurants, the Pyramid Brewery & Alehouse in Seattle, Washington and the Pyramid Brewery & Alehouse in Berkeley, California and the Pyramid Alehouse in Walnut Creek, California. For more information, visit www.PyramidBrew.com.

Statements concerning future performance, developments or events, concerning development and/or success of new Alehouse locations and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties that might cause actual events to differ materially from stated expectations

Contact:
Eric Peterson
Vice-President & Chief Financial Officer
206-682-8322 ext. 209